Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Second Quarter

2008 Financial Results and Filing of Quarterly

Report on Form 10-Q and Quarterly Financial and Statistical

Supplement with the Securities and Exchange Commission

Burr Ridge, Illinois—(July 28, 2008) BankFinancial Corporation (Nasdaq – BFIN) (“BankFinancial”) reported a net loss of $5.4 million for the second quarter of 2008, or $0.27 per share, which included a $6.7 million, or $0.34 per share, after-tax impairment charge on the preferred stocks of Freddie Mac, a government sponsored entity, that BankFinancial holds in its investment portfolio. BankFinancial’s net loss for the six months ended June 30, 2008, was $2.2 million, or $0.11 per share, compared to net income of $4.0 million, or $0.19 per share, for the six months ended June 30, 2007. The net loss for the six months ended June 30, 2008 included the above impairment charge.

BankFinancial determined that the Freddie Mac preferred stocks were other-than-temporarily impaired at June 30, 2008 in accordance with the guidance set forth in Securities and Exchange Commission Codification of Staff Accounting Bulletins, Topic 5: Miscellaneous Accounting – Item M, Other Than Temporary Impairment of Certain Investments in Debt and Equity Securities, due to the extent and continuous duration of the unrealized losses that existed with respect to these securities, the inability to forecast a full recovery of their adjusted carrying cost in future periods in the number of interest rate scenarios required by BankFinancial’s valuation methodology, and issuer-specific factors concerning Freddie Mac.

At June 30, 2008, BankFinancial had total assets of $1.46 billion, total loans of $1.23 billion, total deposits of $1.08 billion and stockholders’ equity of $288 million. Its wholly-owned subsidiary, BankFinancial, F.S.B., is considered well capitalized under applicable banking laws and regulations, with a total capital to risk weighted assets ratio was 16.59%, a Tier 1 capital to risk weighted assets ratio of 15.79%, and a Tier 1 capital to adjusted total assets ratio of 14.13% at June 30, 2008. The minimum capital requirements that must be met to be considered well capitalized are a total capital to risk weighted assets ratio of at least 10%, a Tier 1 capital to risk weighted assets ratio of at least 6%, and a Tier 1 capital to adjusted total assets ratio of at least 5%.

During the six months ended June 30, 2008, BankFinancial repurchased 330,800 shares of its common stock at an aggregate cost of approximately $5.1 million. The current share repurchase authorization is scheduled to expire on November 15, 2008.

BankFinancial will file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 and a Quarterly Financial and Statistical Supplement on Form 8-K with the SEC today. Both reports will be available on BankFinancial’s website, www.bankfinancial.com on the “Stockholder Information” page, and through the EDGAR database on the SEC’s website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.

BankFinancial’s management will review second quarter 2008 results in a conference call and webcast for stockholders and analysts on Wednesday, July 30, 2008 at 9:30 a.m. Central Daylight Time (CDT). The conference call may be accessed by calling (800) 901-5218 and using participant passcode 56138932. The conference call will be simultaneously webcast at www.bankfinancial.com, on the Stockholder Information page. For those persons unable to participate in the conference call, the webcast will be archived through 5:00 p.m. CDT on August 13, 2008 on our website.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation became a publicly-traded company on June 24, 2005, and its common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company’s website.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause BankFinancial Corporation’s actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by BankFinancial Corporation in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in BankFinancial Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s website at http://www.sec.gov or on BankFinancial’s website at http://www.bankfinancial.com.

For Further Information Contact:

Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan, Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams, Executive Vice President – Marketing & Sales BankFinancial Corporation Telephone: 630-242-7234